Exhibit 99.(h)(2)

Template – November 2024

SUB-PLACEMENT
AGENT AND DISTRIBUTION SERVICES AGREEMENT

THIS SUB-PLACEMENT AGENT AND DISTRIBUTION SERVICES AGREEMENT (“Agreement”) made and entered into between iCapital Markets LLC, 60 East 42nd Street 26th Floor, New York, NY 10165 (“Distributor”), and [___________] (hereinafter “Sub-Placement Agent”).

WHEREAS, Distributor serves as lead placement agent to certain Delaware statutory trusts that are closed-end funds registered under the Investment Company Act of 1940, as amended (with rules and regulations thereunder, the “1940 Act”) (each, a “Fund”); and

WHEREAS, Sub-Placement Agent desires to enter in this Agreement with Distributor to sell Class A shares (the “Class A Shares”) or Class I Shares (the “Class I Shares” and together with Class A Shares, the “Shares”) of beneficial interest of the Fund(s) listed in the attached Schedule A. Sub-Placement Agent will provide distribution related to the sale of the Shares, and continuing services to shareholders of such Fund(s).

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties agree as follows:

1.	Recommendations of Shares for Sale to Customers.

(a)	With respect to each Fund, Sub-Placement Agent is hereby appointed as a non-exclusive selling agent of the Fund, as specified by Sub-Placement Agent on the signature page hereto, during the term herein specified for the purpose of finding suitable investors for the Shares as described herein. Subject to the performance by Distributor of its obligations to be performed hereunder, Sub-Placement Agent hereby accepts, with respect to each Fund, such agency and agrees to the terms and conditions set forth herein and in the Fund’s registration statement, as it may be amended from time to time (“Prospectus”), to use reasonable efforts during the term hereof to find suitable investors and to provide ongoing services to such investors for the duration of their investments. It is understood that Sub-Placement Agent has no commitment with regard to the sale of a Fund’s Shares other than to use reasonable efforts, and the Agreement shall not prevent Sub-Placement Agent from acting as a selling agent or underwriter for the securities of other issuers that may be offered or sold during the term hereof. Sub-Placement Agent’s agency relationship with Distributor hereunder shall continue until the termination of this Agreement.

(b)	In offering and selling a Fund’s Shares to Sub-Placement Agent’s existing customers, Sub-Placement Agent shall in no transaction have any authority to act or hold itself out as agent for Distributor or such Fund. Distributor acknowledges that customers of Sub-Placement Agent who purchase Shares are Sub-Placement Agent’s customers. Sub-Placement Agent shall be responsible for opening, approving, and monitoring its own customer’s accounts through which Shares may be acquired and for the review and supervision of these accounts, all in accordance with the rules of the Securities and Exchange Commission and the Financial Industry Regulatory Authority, Inc. (“FINRA”).

(c)	Sub-Placement Agent agrees to offer and sell Shares, in transactions effected pursuant to this Agreement, to Sub-Placement Agent’s customers only at net asset value (“NAV”), as described in the Prospectus. Sub-Placement Agent agrees to deliver, or cause to be delivered, to each customer, at or prior to the time of any purchase of shares, a copy of the Prospectus.

(d)	With respect to each Fund, all orders are subject to acceptance or rejection, in whole or in part, by the Fund in its sole discretion. Each Fund reserves the right, at its discretion and without notice to Sub-Placement Agent, to suspend sales or to withdraw the offering of its Shares, in whole or in part, or to make a limited offering of its Shares. The minimum dollar amounts for purchase of the Shares for any investor shall be the applicable minimum amount described in the Prospectus and no order for less than such amount will be accepted hereunder, except to the extent waivers or reductions may be permissible under the terms of the Prospectus. Sub-Placement Agent hereby expressly acknowledges and agrees that the Shares are to be offered and sold only to persons, entities or accounts that are eligible to invest in Shares of the applicable Fund under the terms of the applicable Prospectus. Where applicable, Sub-Placement Agent hereby expressly acknowledges and agrees that the Shares are to be offered and sold only to persons, entities or accounts that are “accredited investors,” as defined in Rule 501 under the Securities Act of 1933, as amended (the “1933 Act”), and Sub-Placement Agent shall not offer such Fund (i) to any persons that are not accredited investors, (ii) in any non-U.S. jurisdictions or (iii) in any jurisdiction which Distributor informs Sub-Placement Agent, in writing, is not a permitted jurisdiction.

(e)	Sub-Placement Agent agrees to recommend the purchase of Shares only to customers for whom it has a reasonable basis to believe that the investment is suitable pursuant to FINRA Conduct Rule 2111.

(f)	Sub-Placement Agent agrees to use the form of subscription agreement provided by the applicable Fund, or such other forms of subscription documents as may be approved for use by Sub-Placement Agent by Distributor or such Fund, as the means of placing a customer’s order. The subscription agreement will be reviewed by Distributor or the applicable Fund to determine that all information necessary to issue Shares has been entered. With respect to each Fund, Sub-Placement Agent hereby certifies that, to the best of its knowledge, all of Sub-Placement Agent customers’ taxpayer identification numbers (“TIN”) or social security numbers (“SSN”) furnished to Distributor or the Fund by Sub- Placement Agent are correct and that Distributor or the Fund will not open an account without Sub-Placement Agent providing the Fund’s administrator and transfer agent (collectively “Transfer Agent”) with the customer’s TIN or SSN.

(g)	Sub-Placement Agent will comply with all applicable Federal and state laws and with the rules and regulations of applicable regulatory agencies thereunder.

Any transaction in Shares shall be effected and evidenced by book-entry on the records maintained by the Transfer Agent.

2.             Services. With respect to each Fund, Sub-Placement Agent agrees to provide the following support services to its customers who may from time to time beneficially own Shares: (i) providing the administrative, operational and infrastructure support for the selling of Shares and settlement of Fund transactions with customers, as may be mutually agreed; (ii) assisting in establishing and maintaining accounts and records relating to customers that invest in Shares; (iii) receiving and transmitting repurchase, dividend, and distribution payments from the Fund on behalf of customers; (iv) in connection with subscriptions for initial and subsequent investments in the Fund, arranging for bank wires following notification to the Fund; (v) responding to customer inquiries relating to the services performed by Sub-Placement Agent; (vi) responding to routine inquiries from customers concerning their investments in Shares; (vii) assisting customers in changing account designations and addresses, or transferring or assigning their Shares to the extent any such transfers or assignments may be permitted by the Fund; (viii) assisting customers in such customers’ processing of repurchase requests; and (ix) providing such other similar services as Distributor or the Fund may reasonably request to the extent Sub-Placement Agent is permitted to do so under applicable statutes, rules and regulations.

3.	Account Options.

(a)	At the time of each transaction, Sub-Placement Agent guarantees the legal capacity of its customers so transacting in Shares and any co-owners of such Shares.

(b)	Unless otherwise instructed by Distributor or the Transfer Agent, Sub-Placement Agent may instruct the Transfer Agent to register Shares purchased in Sub-Placement Agent name and account as nominee for Sub-Placement Agent’s customers, in which event all Prospectuses, proxy statements, periodic reports, and other printed material will be sent to Sub-Placement Agent, and all confirmations and other communications to shareholders will be transmitted to Sub-Placement Agent. Sub-Placement Agent shall be responsible for forwarding such printed material, confirmations, and communications, or the information contained therein, to all customers for whom Sub-Placement Agent holds such shares as nominee. Sub-Placement Agent shall also be responsible for complying with all reporting and tax withholding requirements with respect to the customers for whose account Sub-Placement Agent is holding such shares. With respect to customers other than such customers, Sub-Placement Agent shall provide the Transfer Agent with all information (including, without limitation, certification of TINs and back-up withholding instructions) necessary or appropriate for the Transfer Agent to comply with any legal and regulatory reporting requirements.

4.	Sub-Placement Agent Compensation: Shares.

(a)	Sub-Placement Agent shall in consideration of the services and facilities provided hereunder, be paid by Distributor and will accept as full payment, a quarterly fee at an annual rate of up to the applicable percentage of the NAV of the applicable Fund’s Class A Shares, as set forth on Schedule A, determined and accrued as of the last day of each calendar month (before any repurchases of the Class A Shares) for whom Sub-Placement Agent is the holder of record or with whom Sub-Placement Agent has a servicing relationship (the “Customers’ Class A Shares”). Distributor will make commercially reasonable efforts to pay such fee to Sub-Placement Agent within sixty (60) days after the Transfer Agent has published the quarter-end NAV of the Fund’s Class A Shares for the relevant quarter. Notwithstanding the foregoing, Distributor shall have no obligation to pay any compensation described in this section unless and until Distributor receives an asset-based distribution and shareholder servicing fee (the “Servicing Fee”) with respect to such assets, and Distributor’s obligation to Sub-Placement Agent for such payments is limited to an amount no larger than the Servicing Fee received with respect to the assets. For the avoidance of doubt, the foregoing sentence is intended to address regulatory considerations in connection with Rule 15c3-1(c)(2)(iv)(C)/095 under the U.S. Securities Exchange Act of 1934. For purposes of determining the fees payable under this Section 4, the NAV of the Customers’ Class A Shares will be computed in the manner specified in the Prospectus in connection with the computation of the NAV of Class A Shares for purposes of purchases and repurchases. A customer that terminates its account with Sub-Placement Agent shall no longer be deemed a customer for purposes of this Agreement as of the date of such termination (regardless of whether such former customer remains a shareholder of the Fund) and Sub-Placement Agent shall neither be required to provide any further services hereunder to such former customer nor be entitled to receive any further compensation hereunder with respect to such former Customers’ Class A Shares.

It is expressly acknowledged and agreed by the parties that no compensation shall be paid to Sub-Placement Agent for services and facilities provided hereunder in respect of Class I Shares of a Fund.

(b)	Sub-Placement Agent shall, if it elects to do so, receive sales charges up to the maximum percentage amount of the NAV of the Class A Shares sold hereunder, as set forth in the Prospectuses, and subject to the rules of FINRA and applicable law.

It is expressly acknowledged and agreed by the parties that Sub-Placement Agent shall not receive sales charges in any amount in respect of Class I Shares sold hereunder.

(c)	The rates of any sales charge, or servicing fee paid with respect to any Class A Shares, including remaining payments, if any, with respect to outstanding Class A Shares, are subject to change from time to time, upon ten (10) days’ written notice by Distributor, and any new orders placed after the effective date of such change will be subject to the rate(s) in effect at the time of receipt of the order by the applicable Fund.

(d)	With respect to each Fund, Sub-Placement Agent acknowledges and agrees that the Fund may, upon prior written notice to Distributor, suspend or eliminate the payment of any compensation, by amendment, sticker or supplement to the Prospectus.

5.             Suspension of Offering. Distributor shall have the right, with prior notice to Sub-Placement Agent, to require that the offering of Shares to potential shareholders be suspended as promptly as practicable after the receipt of such notice by Sub-Placement Agent as a result of a determination by Distributor or the Fund, in its reasonable discretion, that a supplement or amendment to any Prospectus is required in order that such Prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.	Status as Financial Intermediaries.

(a)	Sub-Placement Agent represents and warrants that Sub-Placement Agent is duly registered as a broker-dealer pursuant to the Securities and Exchange Act of 1934, as amended, and is and will remain a member in good standing of FINRA, and agrees to abide by all of its rules and regulations including its Rules of Conduct. Sub-Placement Agent further agrees to comply with all applicable state and federal laws and rules and regulations of regulatory agencies having jurisdiction. The revocation of Sub-Placement Agent’s registration as a broker-dealer or the termination of Sub-Placement Agent’s membership in FINRA will immediately and automatically terminate this Agreement. Sub-Placement Agent further represents that Sub-Placement Agent is qualified to act as a Sub-Placement Agent in the states where Sub-Placement Agent transacts business.

(b)	Sub-Placement Agent represents that Sub-Placement Agent is qualified to sell Shares in the various jurisdictions where it transacts business. Sub-Placement Agent represents that it and all of its personnel involved in the activities contemplated hereunder have all governmental, regulatory, and self-regulatory registrations, approvals, memberships, and licenses required to perform Sub-Placement Agent’s obligations under this Agreement and to receive compensation, if any, therefore, and Sub-Placement Agent will maintain all relevant registrations, approvals, memberships, and licenses during the term of this Agreement.

(c)	Nothing in this Agreement shall cause Sub-Placement Agent to be Distributor’s partner, employee or give Sub-Placement Agent any authority to act for Distributor or a Fund. Neither Distributor nor the Fund shall be liable for any of Sub-Placement Agent’s acts or obligations under this Agreement.

7.	Information Relating to the Fund.

(a)	No person is authorized to make any representations concerning a Fund or the Shares except those contained in the Prospectus and supplemental sales literature, explanatory materials and additional written information supplied by a Fund or Distributor (collectively, “Offering Materials”). Upon Sub-Placement Agent’s request, Distributor will arrange for the applicable Fund to furnish Sub-Placement Agent with a reasonable number of copies of the Fund’s Offering Materials.

(b)	Sub-Placement Agent may not use any sales literature or advertising materials concerning Shares, other than the Offering Materials, without first obtaining Distributor’s written approval.

8.	Indemnification.

With respect to each Fund, Sub-Placement Agent agrees to indemnify and hold harmless Distributor and the Fund, and each of Distributor and the Fund’s partners, directors, officers, employees, agents and each person, if any, who controls the Fund within the meaning of Section 15 of the 1933 Act (collectively referred to as “Fund Indemnified Persons”) against any losses, claims, damages, liabilities, or expenses (including, unless Sub-Placement Agent elects to assume the defense, the reasonable cost of investigating and defending against any claims therefor and counsel fees incurred in connection therewith), joint or several, which: (i) may be based on the ground or alleged ground that the Offering Materials or any supplemental sales material used by Sub-Placement Agent, includes or allegedly includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which it was made, not misleading, but only insofar as such statement or omission: (A) was made in reliance upon, and in conformity with, written information furnished to the Fund or Distributor by or on behalf of Sub-Placement Agent, or (B) relates to any such supplemental sales material not supplied by the Fund or Distributor or approved by them in writing; (ii) arises out of Sub-Placement Agent’s failure to be properly licensed to offer and sell Shares; or (iii) arises out of Sub-Placement Agent’s material breach of a representation or warranty or covenant or agreement contained in this Agreement. Distributor, the Fund or Fund Indemnified Person shall notify Sub-Placement Agent in writing within a reasonable time after receipt of the summons or other first legal process providing information of the nature of the claim served upon Distributor, the Fund or Fund Indemnified Person, but failure to notify Sub-Placement Agent of such claim shall not relieve Sub-Placement Agent from any liability that Sub-Placement Agent may have to Distributor, the Fund or Fund Indemnified Person except to the extent such defect or failure in or failure to timely provide such notice actually and materially prejudices Sub-Placement Agent with respect to the claims described therein.

Sub-Placement Agent shall be entitled, at its own expense, to participate in or assume the defense of any suit brought to enforce any such liability, and if Sub-Placement Agent elects to assume the defense, such defense shall be conducted by counsel chosen by it and reasonably acceptable to Distributor. In the event that Sub-Placement Agent elects to assume the defense of any such suit and retain such counsel, Distributor, the applicable Fund and any applicable Fund Indemnified Person, as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) Sub-Placement Agent specifically authorized the retention of such counsel or (ii) Distributor, the Fund or Fund Indemnified Person who is a party to the suit has been advised by counsel acceptable to Sub-Placement Agent that one or more material legal defenses may be available to Distributor, the Fund or any Fund Indemnified Persons that may not be available to Sub- Placement Agent or its controlling person or persons, in which case Sub-Placement Agent shall not be entitled to assume the defense of such suit notwithstanding Sub-Placement Agent’s obligation to bear the reasonable fees and expenses of such counsel. Sub-Placement Agent shall not be liable to indemnify any person for any settlement of any such claim effected without Sub-Placement Agent’s consent, which it shall not unreasonably withhold.

This Section 8 will survive the termination of this Agreement.

9.	Amendment and Termination of Agreement.

(a)	This Agreement shall become effective on the date first set forth above and shall remain in effect for one year from such date and thereafter from year to year provided such continuance is specifically approved at least annually (i) by vote of the Board of Trustees of the applicable Fund (the “Trustees”) and (ii) by vote of a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of the Fund and have no direct or indirect financial interest in the operation of this Agreement or any plan adopted by the Fund under Rule 12b-1 under the 1940 Act (the “Qualified Trustees”), cast in person at a meeting called for the purpose of voting on this Agreement to the extent required by law.

(b)	This Agreement may be terminated at any time, without the payment of any penalty (a) by either party by giving thirty (30) days’ written notice to the other party hereto and the applicable Fund (which notice may be waived by the other party and the Fund); or (b) by vote of (i) the Trustees, (ii) a majority of the Qualified Trustees or (iii) a majority of the outstanding voting securities (as defined in the 1940 Act) of such Fund, in each case, upon thirty (30) days’ written notice to the other party (which notice may be waived by either party).

(c)	This Agreement shall automatically terminate in the event of its assignment (as such term is defined in the 1940 Act and the rules thereunder).

(d)	This Agreement may only be amended in writing signed by the parties hereto. Distributor may change or amend any provision of this Agreement to conform to the terms of Distributor’s distribution agreement with a Fund by giving Sub-Placement Agent written notice of the change or amendment.

10.            Financial Information. Sub-Placement Agent shall provide to Distributor all information reasonably requested in order to assist Distributor in providing to the Directors quarterly statements concerning 12b-1 Plan expenditures complying with Rule 12b-1(b)(3)(ii) under the 1940 Act, as it may be amended from time to time.

11.            Notices. All notices required or permitted to be given under this Agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail or courier, or by facsimile or electronic mail or a similar means of same day or next-day delivery, as applicable. All notices to Distributor shall be given or sent to Distributor its offices located at the address specified by Distributor herein. All notices to Sub-Placement Agent shall be given or sent to Sub-Placement Agent to the primary contact and at the addresses specified by Sub-Placement Agent herein. Each party may change the address to which notices shall be sent by giving notice to the other party in accordance with this paragraph.

12.            Anti-Money Laundering Program. Without limiting the generality of the foregoing, in connection with the performance of its activities hereunder, Sub-Placement Agent hereby certifies that it will engage in no act or practice that would, directly or indirectly, contravene, or cause Distributor to contravene, the U.S. Foreign Corrupt Practices Act, the U.S. International Emergency Economic Powers Act, as amended, the U.S. Trading With the Enemy Act, as amended, the UK Bribery Act of 2010, any related regulations, orders or lists issued by HM Treasury or U.K. Financial Services Authority (“FSA”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “U.S.A. Patriot Act”), the regulations or orders issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) and, where applicable, legislation enacted by member States and signatories implementing the OECD Convention Combating Bribery of Foreign Officials, or any similar statute, rule or policy applicable in any jurisdiction in which Sub-Placement Agent engages in any activity hereunder (collectively, the “Anti-Corruption Laws”), including, without limitation, statutes, rules or policies that prohibit bribery, money laundering or payments or any offer or promise to pay or authorization of the payment of any cash or cash equivalent item, or gifts or any offer or promise to give or authorization of the giving of anything of value to public officials, including, without limitation, any policies of any governmental or quasi-governmental agency implementing or enforcing the foregoing. Furthermore, Sub-Placement Agent shall, to the extent not prohibited by law or confidentiality restrictions, promptly provide any information requested by Distributor reasonably related to its compliance with the provisions of the U.S.A. Patriot Act, OFAC or any similar statute.

Sub-Placement Agent does not know or have any reason to suspect that any of the individuals, entities or companies associated with any target investor (a) is a citizen of a country currently under a U.S. embargo enforced by OFAC, (b) appears as a prohibited party or terrorist on OFAC’s Specially Designated Nationals and Blocked Persons List or (c) is receiving any fee or other compensation or benefit directly or indirectly in connection with this letter agreement. Further, Sub-Placement Agent does not know or have any reason to suspect that the monies used to fund any target investor’s investment in a Fund are derived from, invested for the benefit of or related in any way to (1) any criminal, terrorist or other illegal activities or (2) the governments of, or persons within, a country under a U.S. embargo enforced by OFAC.  Sub-Placement Agent shall inform Distributor promptly upon becoming aware of any facts that cause it to know or have any reason to suspect that (i) any of the foregoing representations are untrue with respect to any targeted investor or (ii) the proceeds from such targeted investor’s investment will be used to finance any illegal activities.

13.            Regulation S-P. In accordance with Regulation S-P, if non-public personal information regarding customers/partners is disclosed to either party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement. Any privacy notice that Sub-Placement Agent delivers to customers/partners will comply with Title V of the Gramm-Leach-Bliley Act and Regulation S-P, as each may be amended, and will notify customers that non-public personal information may be provided to financial service providers such as security broker-dealers or investment companies and as permitted by law. This provision will survive the termination of this Agreement.

14.            Confidentiality. Sub-Placement Agent agrees to treat confidentially any information identified by Institutional Capital Networks, Inc. or its affiliates (collectively “iCapital”) as being non-public, sensitive or confidential in nature, and which is furnished to Sub-Placement Agent (or to parties acting on its behalf) by or on behalf of iCapital or the Fund(s) (the “Information”). Sub-Placement Agent agrees, with respect to each Fund, that it will use the Information only for the purposes related to its customers’ investments in the Fund, and that the Information will be kept confidential by Sub-Placement Agent and its partners, members, managers, officers, directors, employees, attorneys, accountants, agents, and other affiliates (collectively, the “Related Persons”), and that Sub-Placement Agent and the Related Persons shall not disclose the Information to any person; provided, however, that the Information may be disclosed: (a) to Sub-Placement Agent and the Related Persons who require the Information for the purpose of evaluating or providing services in connection with customers’ investments in the Fund; (b) pursuant to prior written consent of iCapital and the Fund; (c) to any federal or state regulatory agency and their employees, agents, and attorneys for the purpose of making any filings or disclosures required by law, provided that Sub-Placement Agent provides prior written notice to iCapital and the Fund of the information to be disclosed so that they may seek an appropriate protective order or other remedy; (d) in response to any inquiry, subpoena or other request for information from any federal or state court, regulatory agency, or other governmental agent, provided that Sub-Placement Agent provides prior written notice to iCapital and the Fund of the information to be disclosed so that they may seek an appropriate protective order or other remedy; and (e) to any other person the disclosure to whom iCapital and the Fund previously authorize in writing.

15.            Disclosure of Information. Sub-Placement Agent acknowledges that in connection with Distributor’s obligations to a Fund, Distributor may share certain information relating to Sub-Placement Agent including, but not limited to, Sub-Placement Agent’s contact information, with the applicable Fund’s respective Core Independent Managers (as defined in such Fund’s Prospectus) and such additional persons who become owners of the applicable Fund’s investment adviser in the future, or any affiliates of such persons. Sub-Placement Agent expressly agrees and consents to any such disclosure.

16.            Electronic Data Feed. Sub-Placement Agent and Distributor acknowledge and agree that, in connection with the services described herein, Sub-Placement Agent may provide to Distributor via a secure electronic data feed certain information in respect of shareholders of the applicable Fund, including but not limited to the shareholders’ full legal names, addresses, and wire instruction information (the “Shareholder Information”) in order to facilitate Distributor’s servicing of the shareholders’ investment in the applicable Fund. Sub-Placement Agent hereby represents and warrants that the Shareholder Information provided to Distributor will be accurate and complete in all respects and Sub-Placement Agent hereby agrees to provide to Distributor via secure electronic data feed accurate and complete updates to such Shareholder Information immediately upon any change to any such Shareholder Information. Distributor may rely on the Shareholder Information, including any updates thereto, without any question or investigation of its own. To the fullest extent permitted by applicable law, Sub-Placement Agent shall indemnify and defend the Fund Indemnified Persons in connection with, and shall hold the Fund Indemnified Persons harmless from, any losses to which a Fund Indemnified Person may become subject in connection with or arising out of Distributor’s reliance upon any Shareholder Information.

17.            Ownership of iCapital Intellectual Property. Sub-Placement Agent acknowledges and agrees that iCapital owns and shall continue to own all right, title and interest in and to the iCapital platform, all iCapital marks associated therewith, all data collected by iCapital, the computer programs developed by iCapital or its personnel, all other iCapital materials, information, software, specifications, APIs, know-how, methodologies and other works of authorship, and all intellectual property rights in the foregoing (collectively, the “iCapital Property”). To the extent that Sub-Placement Agent creates any derivatives to or of any iCapital Property, Sub-Placement Agent hereby assigns to iCapital all right, title and interest in and to such derivatives and all intellectual property rights in the foregoing. No right, title or interest in or to any of the iCapital Property is granted, transferred or otherwise provided by this Agreement.

18.            Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreements between the parties, whether oral or written, relating to the sale of Shares or any other subject covered by this Agreement.

19.            Forum for Adjudication of Disputes. Any legal action or proceeding with respect to this Agreement or the services provided hereunder or for recognition and enforcement of any judgment in respect hereof brought by any party hereto or its successors or assigns may be brought and determined only in the state courts of the State of New York or the United States District Court for the District of New York, and each party hereto submits with regard to any action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

20.            Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of the Agreement shall not be affected thereby. Furthermore, in the event of any inconsistency between the Agreement and the Prospectus of the applicable Fund, the terms of the Prospectus shall control.

21.            Waiver. Waiver by either party of any provision of this Agreement shall not constitute a waiver of such provision at a later time.

22.            Heading. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement.

23.            Applicable Law. This Agreement shall be construed in accordance with the laws of the state of New York, without giving effect to principles of conflicts of law.

24.            Effective Date. This Agreement shall become effective as of the date when it is accepted and dated below by Distributor.

25.            Miscellaneous. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The Agreement may be executed in written form or using electronic or digital technology, whether it is a computer-generated signature, an electronic copy of the party’s true ink signature, DocuSign, facsimile or otherwise. Delivery of an executed counterpart of the Agreement by facsimile, e-mail transmission via portable document format (.pdf), DocuSign, or other electronic means will be equally as effective and binding as delivery of a manually executed counterpart. The words “include” and “including” will not be construed as terms of limitation, and will therefore mean “including but not limited to” and “including without limitation.”

[Signature Page To Follow]

IN WITNESS WHEREOF, the parties’ authorized representatives have executed this Agreement and represent that they have read and understood the obligations herein and agree to be bound by the Agreement’s terms and conditions.

ACCEPTED AND AGREED:

SUB-PLACEMENT AGENT AND Distribution SERVICES AGREEMENT

[SUB-PLACEMENT AGENT]

☐	Class I Shares: By checking this box, Sub-Placement Agent elects to sell Shares of, provide distribution related to, and provide continuing services to shareholders of, Class I Shares of the Fund(s) pursuant to the terms of this Agreement.

☐	Class A Shares: By checking this box, Sub-Placement Agent elects to sell Shares of, provide distribution related to, and provide continuing services to shareholders of, Class A Shares of the Fund(s) pursuant to the terms of this Agreement.

Signature:

Name:

Title:

Address:

Primary Contact:

Phone Number:

Facsimile Number:

Email Address:

iCAPITAL MARKETS LLC

By:

Name:

Title:

Effective Date:

c/o iCapital Markets LLC
60 East 42nd Street, 26th Floor
New York, New York 10165